10Q
Exhibit 32

The Bureau of National Affairs, Inc.

Written Statement of the CEO and the CFO Pursuant to
 18 U.S.C ss.1350 as Adopted Pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report on Form 10-Q of the Bureau of National Affairs, Inc. (the “Company”), for the period ending September 6, 2008 (the “Report”), as filed with the Securities and Exchange Commission on the date hereof, Paul N. Wojcik, as Chief Executive Officer of the Company, and Robert P. Ambrosini, as Chief Financial Officer of the Company, each hereby certifies that to his knowledge and solely for the purposes of complying with 18 U.S.C. ss. 1350, that:

1.	The Report fully complies with the requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and that

2.	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

October 17, 2008	By:	s/Paul N. Wojcik
Date		Paul N. Wojcik
Chairman and Chief Executive Officer

October 17, 2008	By:	s/Robert P. Ambrosini
Date		Robert P. Ambrosini
Vice President and Chief Financial Officer

A signed original of this written statement required by Section 1350 of Title 18 of the United States Code has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished as an exhibit to the Report pursuant to Item 601(b)(32) of Regulation S-K and Section 1350 of Title 18 of the United States Code and, accordingly, is not being filed with the Securities and Exchange Commission as part of the Report and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (whether made before or after the date of the Report, irrespective of any general incorporation language contained in such filing).

22